Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: QUANERGY SYSTEMS, INC.,[1] Debtor.	Chapter 11 Case No. 22-11305 (CTG)

FIRST AMENDED CHAPTER 11 PLAN OF QUANERGY SYSTEMS, INC.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sean M. Beach (No. 4070)

Shane M. Reil (No. 6195)

Heather P. Smillie (No. 6923)

Rodney Square

1000 N. King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Emails:  sbeach@ycst.com

     sreil@ycst.com

     hsmillie@ycst.com

Co-Counsel to the Debtor and Debtor in Possession

COOLEY LLP

Cullen Drescher Speckhart (admitted pro hac vice)

Michael A. Klein (admitted pro hac vice)

Lauren A. Reichardt (admitted pro hac vice)

55 Hudson Yards

New York, NY 10001

Telephone: (212) 479-6000

Emails:  cspeckhart@cooley.com

     mklein@cooley.com

     lreichardt@cooley.com

Co-Counsel to the Debtor and Debtor in Possession

Dated: November 3, 2023

[1]

The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is Quanergy Systems, Inc., c/o SierraConstellation Partners, LLC, 355 S. Grand Avenue, Suite 1450, Los Angeles, CA 90071.

CHAPTER 11 PLAN OF QUANERGY SYSTEMS, INC.

INTRODUCTION1

The Debtor hereby proposes the Plan, which provides for, among other things, the resolution of Claims against and Interests in the Debtor. Reference is made to the Disclosure Statement for, among other things, (i) a discussion of the Debtor’s history, business and properties; (ii) a summary and analysis of the Plan, including the compromises and settlements provided for in the Plan; and (iii) certain related matters, including certain risk factors relating to the consummation of the Plan and Distributions to be made under the Plan.

The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

All Holders of Claims who are entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement, and the respective exhibits attached thereto, in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Section 11.5 of the Plan, the Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan.

No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith, have been approved for use in soliciting acceptances and rejections of the Plan. Nothing in the Plan should be construed as constituting a solicitation of acceptances of the Plan unless and until the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Holders of Claims to the extent required by section 1125 of the Bankruptcy Code.

THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND ITS ESTATE, AND ENCOURAGES ALL PARTIES TO VOTE TO ACCEPT THE PLAN.

RECOMMENDATION BY THE COMMITTEE

AS SET FORTH IN THE COMMITTEE RECOMMENDATION LETTER (INCLUDED IN THE SOLICITATION PACKAGE), THE COMMITTEE, STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLASS 3 GENERAL UNSECURED CLAIMS VOTE IN FAVOR OF THE PLAN.

[1]	Capitalized terms not defined in this Introduction shall have the meanings ascribed to them in the Plan.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

For purposes of the Plan, except as expressly provided or unless the context otherwise requires:

(a) all capitalized terms used in the Plan and not otherwise defined in the Plan, the Bankruptcy Code or the Bankruptcy Rules, shall have the meanings ascribed to them in this Article I of the Plan;

(b) any capitalized term used in the Plan that is not defined in the Plan, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable;

(c) whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine;

(d) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified or supplemented from time to time;

(e) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules and exhibits of or to the Plan;

(f) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(g) captions and headings to articles and sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the interpretation of the Plan; and

(h) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

The capitalized terms used in the Plan shall have the following meanings:

1.1 Administrative Claim: A Claim (other than Professional Fee Claims) arising under sections 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, to the extent not previously paid, otherwise satisfied or withdrawn, including, but not limited to, fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code.

1.2 Allowed: With respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtor on its Schedules as other than disputed, contingent or unliquidated and as to which no proof of claim has been Filed; (b) a Claim that is set forth in a timely Filed proof of claim as to which no objection has been Filed on or before the Claim Objection Deadline, and which is not otherwise a Disputed Claim; (c) a Claim that has been allowed by a Final Order; (d) a Claim that is allowed: (i) in any stipulation executed by the Debtor prior to the Effective Date and approved by the Bankruptcy Court, (ii) in any stipulation executed by the Post-Effective Date Debtor on or after the Effective Date, or (iii) in any contract, instrument, indenture or other agreement entered into or assumed by Debtor in connection with and in accordance with the Plan; or (e) a Claim that is Allowed pursuant to the terms of the Plan.

1.3 Allowed Claim, or Allowed [___] Claim: A Claim that has been Allowed.

1.4 Assets: Any and all right, title and interest of the Debtor and its Estate, and, when the term is used prior to the effectuation of the Merger Transaction, any and all right, title and interest of Quanergy Perception, in and to property of whatever type or nature and wherever located, including, and without limitation, all real, personal, mixed, intellectual, tangible or intangible property and any proceeds thereof.

1.5 Avoidance Actions: Any and all avoidance or equitable subordination or recovery actions under sections 105(a), 502(d), 510, 542 through 551 and 553 of, and otherwise under, the Bankruptcy Code or any similar federal, state or common law Causes of Action; provided, however, that any and all such actions that were sold to the Buyer pursuant to the Sale Order and Purchase Agreement shall not constitute “Avoidance Actions” for purposes hereof.

1.6 Ballot: The ballot form distributed to each Holder of a Claim entitled to vote to accept or reject the Plan.

1.7 Bankruptcy Code: Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as may be amended).

1.8 Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware, or in the event such court ceases to exercise jurisdiction over the Chapter 11 Case, such court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case in lieu thereof.

1.9 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure (as may be amended).

1.10 Bar Date Order: That certain Order of the Bankruptcy Court entered on January 11, 2023 [D.I. 126].

1.11 Board: The board of directors of Quanergy Systems, Inc.

1.12 Business Day: Any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)(6)) on which commercial banks are open for business in Wilmington, Delaware.

1.13 Buyer: ROLISI, LLC.

1.14 Cash: Cash and cash equivalents in certified or immediately available U.S. funds, including but not limited to bank deposits, checks and similar items.

1.15 Causes of Action: Includes, without limitation, any and all of the Debtor’s actions, causes of action, Avoidance Actions, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, whether assertible by the Debtor directly, indirectly, derivatively or in any representative or other capacity, now existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act, failure to act, error, omission, transaction, occurrence or other event arising or occurring prior to or after the Petition Date.

1.16 Chapter 11 Case: The voluntary chapter 11 bankruptcy case commenced by the Debtor, which is being administered under case caption In re Quanergy Systems, Inc., Case No. 22-11305 (CTG).

1.17 Claim: A claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor or its Estate whether or not asserted or Allowed or arising before or after the Effective Date.

1.18 Claim Objection Deadline: The date that is 180 days after the Effective Date, subject to extension as set forth in Section 8.2 of the Plan.

1.19 Class: A category of Claims or Interests designated pursuant to the Plan.

1.20 Class 4 Election: Credit Suisse Securities (USA) LLC, GEM Yield Bahamas Ltd. and any other Creditor that enters into a settlement agreement with the Debtor prior to the Confirmation Date, subject to Committee consent and Bankruptcy Court approval pursuant to section 9019 of the Bankruptcy Code, and becomes a GUC Settlement Creditor that elects as part of such settlement to be treated as a Class 4 Creditor for all purposes under the Plan, including that such GUC Settlement Creditor shall be deemed to be a Released Party under the Plan.

1.21 Collateral: Any property or interest in property of the Estate that is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

1.22 Committee: The Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Case, as it may be reconstituted from time to time.

1.23 Confirmation: Entry by the Bankruptcy Court of the Confirmation Order.

1.24 Confirmation Date: The date upon which the Confirmation Order is entered by the Bankruptcy Court.

1.25 Confirmation Hearing: Collectively, the hearing or hearings held by the Bankruptcy Court on confirmation of the Plan, as such hearing or hearings may be continued from time to time.

1.26 Confirmation Order: The Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.27 Creditor: Any Holder of a Claim.

1.28 CS Settlement: The settlement by and among the Debtor and Credit Suisse Securities (USA) LLC approved by the Bankruptcy Court pursuant to Order Pursuant to Sections 105(a) And 363 of the Bankruptcy Code and Bankruptcy Rule 9019 Approving and Authorizing the Settlements With Credit Suisse Securities (USA) LLC and Gem Yield Bahamas Ltd. entered into on July 28, 2023 [D.I. 363].

1.29 Debtor: Quanergy Systems, Inc.

1.30 Debtor Released Parties: Each solely in their capacities as such, (a) the Debtor’s current officers, directors, and managers; (b) the GUC Settlement Creditor(s); and (c) to the extent not included in the foregoing, each of the preceding entities’ respective Related Parties; provided, however, that the Debtor’s and Quanergy Perception’s former directors and officers, to the extent such Persons were not serving as a director or officer of the Debtor or Quanergy Perception as of the Petition Date, are not Released Parties.

1.31 Disclosure Statement: The Disclosure Statement for the First Amended Chapter 11 Plan of Quanergy Systems, Inc., dated as of October 2, 2023, and all exhibits thereto, as the same may be amended, modified or supplemented.

1.32 Disclosure Statement Order: The Final Order of the Bankruptcy Court [D.I. 392] approving the Disclosure Statement as containing adequate information, pursuant to section 1125(a) of the Bankruptcy Code, and authorizing the Debtor to solicit acceptances of the Plan.

1.33 Disputed Claim: Any Claim: (i) listed on the Schedules as unliquidated, disputed or contingent; (ii) included in a proof of claim as to which an objection or request for estimation has been Filed, or as to which the Debtor or the Post-Effective Date Debtor, as applicable, or other parties in interest, in accordance with applicable law, retain the ability to interpose a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Plan and the Confirmation Order; or (iii) which is otherwise disputed by the Debtor or the Post-Effective Date Debtor, as applicable, in accordance with applicable law and for which the objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order. To the extent that a Claim is held by a Holder that is or may be liable to the Debtor, the Estate or the Post-Effective Date Debtor on account of a Retained Cause of Action, such Claim shall be a Disputed Claim unless and until such Retained Cause of Action has been settled or withdrawn or has been determined by a Final Order.

1.34 Distribution: The transfer of Cash or other property by the Post-Effective Date Debtor under the Plan to the Holders of Allowed Claims.

1.35 Effective Date: The date that is the first Business Day on which each condition set forth in Article IX of the Plan has been satisfied or waived as set forth therein.

1.36 Entity: Shall have the meaning set forth in section 101(15) of the Bankruptcy Code. Unless otherwise specified herein, any reference to an Entity as a Holder of a Claim or Interest includes such Entity’s successors, assigns and affiliates.

1.37 Estate: The chapter 11 estate of the Debtor created pursuant to section 541 of the Bankruptcy Code, as substantively consolidated pursuant to the Plan and Confirmation Order.

1.38 Exculpated Parties: Each of, solely in their capacities as such, and solely in connection with Section 11.12 of the Plan: (a) the Debtor and the Estate; (b) the Debtor’s officers and directors that served in such capacity at any time during the Chapter 11 Case; (c) the Professionals retained by the Debtor pursuant to an Order of the Bankruptcy Court; (d) the Committee; (e) the present and former members of the Committee, but solely in their capacity as members of the Committee; and (f) the Professionals retained by the Committee pursuant to an Order of the Bankruptcy Court.

1.39 File, Filed or Filing: File, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

1.40 Face Amount: When used in reference to an Allowed Claim, the amount of such Claim that is Allowed, and, when used in reference to a Disputed Claim, (a) the liquidated amount set forth in the proof of claim or request for payment relating to the Disputed Claim (if any); (b) an amount agreed to by the Post-Effective Date Debtor and the Holder of the Disputed Claim; or (c) if a request for estimation is Filed with respect to such Disputed Claim, the amount at which such Disputed Claim is estimated by the Bankruptcy Court.

1.41 Final Decree: Any Order entered pursuant to section 350 of the Bankruptcy Code, Bankruptcy Rule 3022 and Local Rule 3022-1 closing the Chapter 11 Case.

1.42 Final Order: An Order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, that is not subject to stay or appeal, and for which the applicable time within which to take such action has expired, or for which such actions has been adjudicated by the highest court with jurisdiction over the matter.

1.43 GEM Settlement: The settlement by and among the Debtor and GEM Yield Bahamas Ltd. approved by the Bankruptcy Court pursuant to Order Pursuant to Sections 105(a) And 363 of the Bankruptcy Code and Bankruptcy Rule 9019 Approving and Authorizing the Settlements With Credit Suisse Securities (USA) LLC and Gem Yield Bahamas Ltd. entered into on July 28, 2023 [D.I. 363].

1.44 General Unsecured Claim: Any unsecured, non-priority Claim against the Debtor or the Estate that is unpaid as of the Effective Date and that arose or is deemed by the Bankruptcy Code or the Bankruptcy Court, as the case may be, to have arisen before the Petition Date and that is not an Administrative Claim, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, GUC Settlement Claim or Subordinated Claim.

1.45 General Unsecured Claim Distribution: The aggregate amount of Cash or proceeds realized from the Assets of the Estate, including, without limitation, the proceeds of any Retained Causes of Action, available for Distribution Pro Rata to Holders of Allowed General Unsecured Claims, after the payment, or appropriate reserves have been established, in full satisfaction of wind-down costs, Allowed Unclassified Claims, Allowed Secured Claims and Allowed Priority Non-Tax Claims.

1.46 GUC Settlement Claim: Each Claim that is held by a GUC Settlement Creditor.

1.47 GUC Settlement Claim Distribution: The aggregate amount of Cash or proceeds realized from the Assets of the Estate, including, without limitation, the proceeds of any Retained Causes of Action, available for Distribution Pro Rata to Holders of Allowed GUC Settlement Claims, after the payment, or appropriate reserves have been established, in full satisfaction of wind-down costs, Allowed Unclassified Claims, Allowed Secured Claims, Allowed Priority Non-Tax Claims and Allowed General Unsecured Claims.

1.48 GUC Settlement Creditor(s): Credit Suisse Securities (USA) LLC, GEM Yield Bahamas Ltd., and any other Creditor that makes the Class 4 Election.

1.49 Holder: The Person that is the owner of record of a Claim or Interest, as applicable.

1.50 Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.51 Initial Distribution: The Distributions made to Holders of Allowed Claims as soon as practicable after the Effective Date in accordance with the terms of the Plan.

1.52 Insurance Contract: All insurance policies that have been issued at any time to provide coverage to the Debtor, Quanergy Perception, or either of their respective directors, officers and employees, or any other insured Person under such insurance policies, and all agreements, documents or instruments relating thereto, excluding any such policies that are, or have been, assumed and assigned to the Buyer on or before the Effective Date pursuant to the Purchase Agreement, the Sale Order, and section 365 of the Bankruptcy Code.

1.53 Insured Claim: Any Claim or portion of a Claim (other than a Claim held by an employee of the Debtor for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtor) that is insured under any Insurance Contract, but only to the extent of such coverage.

1.54 Interim Compensation Order: That certain Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Bankruptcy Rule 2016(a), and Local Rule 2016-2, Establishing Procedures for Interim Compensation and Reimbursement of Professionals [D.I. 123].

1.55 Insurer: Any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

1.56 Interests: Any equity security (as such term is defined in section 101(16) of the Bankruptcy Code) of the Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership or profits interests in the Debtor, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Debtor, whether or not arising under or in connection with any employment agreement, and whether or not certificated, transferable, preferred, common, voting, or denominated “stock,” or similar security, that existed immediately before the Effective Date.

1.57 Lien: Any lien, security interest, pledge, title retention agreement, encumbrance, charge, mortgage or hypothecation to secure payment of a debt or performance of an obligation, other than, in the case of securities and any other equity ownership interests, any restrictions imposed by applicable United States or foreign securities laws.

1.58 Local Rules: The Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, as amended from time to time.

1.59 Merger Transaction: The merger transaction set forth in Article V of the Plan, whereby Quanergy Perception will be merged with and into the Debtor, with the Debtor as the surviving entity pursuant to a parent-subsidiary short-form merger under section 253 of the Delaware General Corporate Law following the Substantive Consolidation of the Debtor and Quanergy Perception, retroactively, as of the Petition Date.

1.60 Order: An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case or the docket of any other court of competent jurisdiction.

1.61 Person: An individual or Entity, limited liability company, corporation, partnership, association, trust or unincorporated organization, joint venture or other person or a government or any agency or political subdivision thereof.

1.62 Petition Date: December 13, 2022, the date on which the Debtor Filed its voluntary chapter 11 petition for relief in the Bankruptcy Court.

1.63 Plan: This First Amended Chapter 11 Plan of Quanergy Systems, Inc., dated as of November 3, 2023, and all exhibits thereto, including, without limitation, the Plan Supplement, as the same may be amended, modified or supplemented.

1.64 Plan Administrator: Such Person or entity designated by the Committee, in consultation with the Debtor, prior to the Confirmation Date and approved by the Bankruptcy Court pursuant to the Confirmation Order to (a) administer the Plan in accordance with its terms and the Plan Administrator Agreement; (b) be the sole officer and/or responsible Person for the Debtor and Post-Effective Date Debtor from and after the Effective Date; (c) be the sole director and/or responsible Person for the Debtor and Post-Effective Date Debtor from and after the Effective Date; and (d) take such other actions as may be authorized under the Plan and the Plan Administrator Agreement, and any successor thereto.

1.65 Plan Administrator Agreement: The agreement by and among the Debtor, the Post-Effective Date Debtor and the Plan Administrator specifying the rights, duties and responsibilities of the Plan Administrator under the Plan.

1.66 Plan Administrator Professionals: The agents, financial advisors, attorneys, consultants, independent contractors, representatives and other professionals of the Plan Administrator or the Post-Effective Date Debtor (in each case, solely in their capacities as such).

1.67 Plan Administrator Professional Fees: The reasonable fees and expenses of the Plan Administrator Professionals employed by the Plan Administrator.

1.68 Plan Oversight Committee: The committee established pursuant to Section 5.5.1 of the Plan to oversee the Plan Administrator and the administration of the Post-Effective Date Debtor by the Plan Administrator.

1.69 Plan Oversight Committee Members: The members of the Plan Oversight Committee appointed pursuant to the Confirmation Order, solely in their capacities as such.

1.70 Plan Supplement: The ancillary documents necessary to the implementation and effectuation of the Plan, including the Plan Administrator Agreement and the Schedule of Additional Retained Causes of Action, which shall be Filed on or before the date that is seven (7) days prior to the Voting Deadline.

1.71 Post-Effective Date Debtor: The Debtor, on and after the Effective Date.

1.72 Priority Non-Tax Claim: A Claim that is entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim and a Priority Tax Claim.

1.73 Priority Tax Claim: A Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.74 Professional: Any professional employed in the Chapter 11 Case pursuant to sections 327, 328, 1103 or 1104 of the Bankruptcy Code or any professional or other Person seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(3) or 503(b)(4) of the Bankruptcy Code.

1.75 Professional Fee Claim: A Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred during the period from the Petition Date through and including the Effective Date.

1.76 Professional Fee Reserve: The reserve established and funded by the Debtor on or prior to the Effective Date pursuant to Section 11.2 of the Plan.

1.77 Pro Rata: The proportion that the Allowed Claim in a particular Class bears to the aggregate amount of (a) Allowed Claims in such Class as of the date of determination, plus (b) Disputed Claims in such Class as of the date of determination, in their aggregate Face Amounts or such other amount: (i) as calculated by the Post-Effective Date Debtor on or before the date of any such Distribution; (ii) as determined by an Order of the Bankruptcy Court estimating such Disputed Claim; or (iii) as directed by a Final Order of the Bankruptcy Court.

1.78 Purchase Agreement: That certain Asset Purchase Agreement, dated February 3, 2023, between the Debtor and ROLISI, LLC (as may be amended, including all schedules and exhibits thereto).

1.79 Quanergy Perception: Non-Debtor Quanergy Perception Technologies, Inc., a wholly-owned subsidiary of the Debtor, which shall be merged with and into the Debtor pursuant to the Merger Transaction, as set forth herein.

1.80 Rejection Claim: Any Claim for monetary damages as a result of the rejection of an executory contract or unexpired lease pursuant to the Plan and the Confirmation Order.

1.81 Related Parties: With respect to any Person or Entity, such Person’s or Entity’s current and former (i) employees, (ii) partners, (iii) professionals, (iv) advisors, (v) agents, and (vi) other representatives, including, without limitation, attorneys, accountants, consultants, investment bankers and financial advisors and the successors, assigns or heirs of such Person or Entity, unless and to the extent expressly excluded elsewhere in this Plan.

1.82 Released Parties: Each solely in their capacities as such, (a) the Debtor and the Estate; (b) the Debtor’s current officers, directors, and managers; (c) the GUC Settlement Creditor(s); and (d) to the extent not included in the foregoing, each of the preceding entities’ respective Related Parties; provided, however, that the Debtor’s and Quanergy Perception’s former directors and officers, to the extent such Persons were not serving as a director or officer of the Debtor or Quanergy Perception as of the Petition Date, are not Released Parties.

1.83 Release Opt-Out: The item set forth in the Ballots, due by the Voting Deadline, pursuant to which Holders of Claims in Class 3 that vote to accept or reject the Plan may opt out of the releases set forth in Section 11.11(b) of the Plan.

1.84 Releasing Parties: (a) all Holders of Claims deemed hereunder to have accepted the Plan (i.e., Holders of Claims in Unimpaired Classes of Claims) that have not Filed an objection to the release in Section 11.11(b) of the Plan prior to the deadline to object to Confirmation of the Plan; (b) all Holders of Claims in Class 4 that make a Class 4 Election and vote to accept the Plan; and (c) all Holders of Claims in Class 3 that (i) vote to accept or reject the Plan and do not timely submit a Release Opt-Out indicating such Holder’s decision to not participate in the releases set forth in Section 11.11(b) of the Plan, or (ii) do not vote to accept or reject the Plan, and either do not timely submit a Release Opt-Out, or do not File an objection to the releases in Section 11.11(b) of the Plan prior to the deadline to object to Confirmation of the Plan; provided, however, that Holders of Claims in Class 3 whose Ballots are returned to the Debtor or its agent as undeliverable, or to whom the Debtor or its agent did not mail a Ballot, shall not be deemed to participate in the releases set forth in Section 11.11(b) of the Plan, which entities, if any, shall be set forth in a notice Filed with the Bankruptcy Court by the Debtor or the Plan Administrator within five (5) Business Days of the Effective Date.

1.85 Retained Causes of Action: All rights, including rights of setoff and rights of recoupment, refunds, claims, counterclaims, demands, Causes of Action, and rights to collect damages of the Debtor against third parties, including, without limitation: (a) all litigation, arbitration or other types of adversarial or dispute resolution proceedings disclosed on the Schedule of Additional Retained Causes of Action and the Debtor’s Schedules; and (b) all litigation, arbitration or other types of adversarial or dispute resolution proceedings arising in law, equity or pursuant to any other theory of law and all other rights (including, without limitation, defenses, cross-claims and counter-claims), regardless of whether they (or the facts underlying them) were disclosed in the Debtor’s Schedules, Statements of Financial Affairs, or otherwise during the Chapter 11 Case, against or related to any party that (i) owed to the Debtor or the Estate a fiduciary, contractual or statutory duty, whether imposed by law or in equity; (ii) committed a tort or other unlawful or actionable conduct against or related to the Debtor or the Estate; and/or (iii) received a payment, obligation or other consideration from the Debtor or the Estate that may be avoided under chapter 5 of the Bankruptcy Code and other similar state law claims and Causes of Action, but excluding all rights, including rights of setoff and recoupment, refunds, claims, counterclaims, demands, and rights to collect damages of the Debtor against the Released Parties and any third parties released under the Plan, the Confirmation Order or any Final Order, including, without limitation, any claims released, waived, or purchased by the Buyer pursuant to the Sale Order, except to the extent set forth in the Schedule of Additional Retained Causes of Action. For the avoidance of any doubt, anything specified as an Additional Retained Cause of Action in this Plan or on the Schedule of Additional Retained Causes of Action is also a Retained Cause of Action under this definition, including, without limitation, certain claims against (i) otherwise Released Parties, (ii) Related Parties, and/or (iii) foreign subsidiaries of the Debtor or Quanergy Perception, as applicable.

1.86 Sale Order: That certain Order (I) Authorizing the Sale of Certain Assets of the Debtor to ROLISI, LLC Free and Clear of all Liens, Claims, Interests, and Encumbrances, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection Therewith, and (III) Granting Related Relief [D.I. 193].

1.87 Schedule of Additional Retained Causes of Action: The schedule of Retained Causes of Action included in the Plan Supplement to be Filed by the Debtor.

1.88 Schedules: The Schedules of Assets and Liabilities and Statements of Financial Affairs Filed by the Debtor, as may be amended from time to in accordance with Bankruptcy Rule 1009 [D.I. 115, 116, 159, 175].

1.89 Section 503(b)(9) Claim: A Claim that is entitled to priority under section 503(b)(9) of the Bankruptcy Code.

1.90 Secured Claim: A Claim that is (i) secured by a valid, perfected and enforceable Lien on property in which the Debtor or the Estate has an interest that is not subject to avoidance, or (ii) subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in such property or to the extent of the amount subject to setoff, as applicable, all as determined pursuant to sections 506(a) and 1111(b) of the Bankruptcy Code and other applicable law.

1.91 Subordinated Claim: Any Claim or Interest that is subordinated to General Unsecured Claims and GUC Settlement Claims pursuant to section 510 of the Bankruptcy Code or a Final Order of the Bankruptcy Court.

1.92 Substantive Consolidation: The retroactive substantive consolidation, set forth in Article V of the Plan, of the Debtor and its Estate and Quanergy Perception as of the Petition Date free and clear of all Liens, Claims, Interests, and encumbrances, for all purposes, including the consolidation of assets and liabilities, the solicitation of acceptance of the Plan, and Distributions to Creditors, such that all property of the Estate and Quanergy Perception will be merged and consolidated into, and vested in, the Estate and become the property of the Estate, and such that all Assets and liabilities of the Estate include those of Quanergy Perception, unless provided otherwise in the Plan with respect to any specific liability or asset, and as such liabilities and Assets are treated in the Plan, attached to the Estate and became the liabilities and Assets of the Estate.

1.93 Unimpaired: Any Class of Claims that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.94 Unclassified Claims: Any Administrative Claims, Professional Fee Claims and Priority Tax Claims.

1.95 U.S. Trustee: The Office of the United States Trustee for the District of Delaware.

1.96 Voting Deadline: The date and time by which all Ballots to accept or reject the Plan must be received to be counted, as set by the Disclosure Statement Order.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1 Unclassified Claims. Holders of the following Claims are not entitled to vote on the Plan:

1. Administrative Claims

2. Professional Fee Claims

3. Priority Tax Claims

2.2 Unimpaired Classes of Claims. Holders of Claims in the following Unimpaired Classes of Claims are deemed to have accepted the Plan and, therefore, are not entitled to vote on the Plan:

1. Secured Claims (Class 1)

2. Priority Non-Tax Claims (Class 2)

2.3 Impaired/Voting Classes of Claims. Holders of Claims in the following Impaired Classes of Claims are entitled to vote on the Plan:

1. General Unsecured Claims (Class 3)

2. GUC Settlement Claims (Class 4)

2.4 Impaired/Non-Voting Classes of Claims and Interests. Holders of Claims and Interests in the following Impaired Classes of Claims and Interests are deemed to have rejected the Plan and, therefore, are not entitled to vote on the Plan:

1. Subordinated Claims (Class 5)

2. Interests (Class 6)

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1 Unclassified Claims.

3.1.1 Administrative Claims. Except as otherwise provided for herein, in the Confirmation Order, or in a separate order of the Bankruptcy Court, on, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) thirty (30) days following the date on which an Administrative Claim becomes an Allowed Administrative Claim, the Holder of such Allowed Administrative Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing.

3.1.2 Professional Fee Claims. Professional Fee Claims shall be paid by the Post-Effective Date Debtor as set forth in Section 11.2 of the Plan.

3.1.3 Priority Tax Claims. In full satisfaction of such Claims, Holders of Allowed Priority Tax Claims shall be paid by the Post-Effective Date Debtor, at the Post-Effective Date Debtor’s discretion, as follows: (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim on the later of the Effective Date or thirty (30) days following the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim; (b) in regular installment payments in Cash over a period not exceeding five (5) years after the Petition Date, plus interest on the unpaid portion thereof at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Confirmation Date occurs; and (c) such other treatment as to which the Holder of an Allowed Priority Tax Claim and the Post-Effective Date Debtor shall have agreed upon in writing.

3.2 Unimpaired Classes of Claims.

3.2.1 Class 1: Secured Claims. On, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) thirty (30) days following the date on which a Secured Claim becomes an Allowed Secured Claim, the Holder of such Allowed Secured Claim shall receive from the Post-Effective Date Debtor, at the discretion of the Post-Effective Date Debtor, in full satisfaction of such Allowed Secured Claim, (i) Cash equal to the value of such Claim; (ii) the return of the Holder’s Collateral securing such Claim; (iii) such Claim reinstated pursuant to sections 1124(1) or 1124(2) of the Bankruptcy Code; or (iv) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 1 is Unimpaired, and therefore Holders of Secured Claims are conclusively presumed to have accepted the Plan.

3.2.2 Class 2: Priority Non-Tax Claims. On, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) thirty (30) days following the date on which a Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, the Holder of such Allowed Priority Non-Tax Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed Priority Non-Tax Claim, either (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Non-Tax Claim; or (ii) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 2 is Unimpaired, and therefore Holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan.

3.3 Impaired/Voting Classes of Claims.

3.3.1 Class 3: General Unsecured Claims. On, or as soon as reasonably practicable after, the Effective Date, the Holder of an Allowed General Unsecured Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed General Unsecured Claim, (i) its Pro Rata share of the General Unsecured Claim Distribution, or (ii) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 3 is Impaired, and therefore Holders of Allowed General Unsecured Claims are entitled to vote on the Plan.

3.3.2 Class 4: GUC Settlement Claims. On, or as soon as reasonably practicable after, the Effective Date, the Holder of an Allowed GUC Settlement Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed GUC Settlement Claim, (i) its Pro Rata share of the (a) GUC Settlement Claim Distribution, or (ii) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 4 is Impaired, and therefore Holders of Allowed GUC Settlement Claims are entitled to vote on the Plan.

3.4 Impaired/Non-Voting Classes of Claims and Interests.

3.4.1 Class 5: Subordinated Claims. On the Effective Date, Holders of Subordinated Claims shall not be entitled to, and shall not receive or retain, any property or interest in property under the Plan on account of such Subordinated Claims. Class 5 is deemed to have rejected the Plan, and therefore Holders of Subordinated Claims are not entitled to vote on the Plan.

3.4.2 Class 6: Interests. As of the Effective Date, all Interests of any kind shall be deemed cancelled, and the Holders thereof shall not receive or retain any property, interest in property or consideration under the Plan on account of such Interests. Class 6 is deemed to have rejected the Plan, and therefore Holders of Interests are not entitled to vote on the Plan.

3.5 Special Provisions Regarding Insurance. Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing, or any other Order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(a) subject to Section 3.5(e) below, on the Effective Date, the Insurance Contracts shall vest, unaltered and in their entirety with the Post-Effective Date Debtor, and all debts, obligations, and liabilities of the Debtor (and, after the Effective Date, of the Post-Effective Date Debtor) thereunder, whether arising before or after the Effective Date, shall survive and shall not be amended, modified, waived, released, discharged or impaired in any respect, all such debts, obligations, and liabilities of the Debtor (and, after the Effective Date, of the Post-Effective Date Debtor) shall be satisfied by the Post-Effective Date Debtor in the ordinary course of business, and the Insurers shall not need to or be required to file or serve any objection to a proposed cure amount or a request, application, Claim, proof or motion for payment or allowance of any Claim or Administrative Claim and shall not be subject to any bar date or similar deadline governing cure amounts, proofs of claim or Administrative Claims;

(b) for the avoidance of doubt, subject to the automatic stay under section 362 of the Bankruptcy Code and the injunction under Section 11.10 of the Plan, if there is available insurance, any party with rights against or under the applicable Insurance Contract, including, without limitation, the Estate, the Post-Effective Date Debtor and Holders of Insured Claims, may pursue such rights, and the Post-Effective Date Debtor may, but shall not be required to, move to limit an Insured Claim to the Face Amount of such Insured Claim less the total coverage available with respect to that Insured Claim under the Insurance Contracts; provided, however, that doing so in no way obligates an Insurer to pay any portion of the Insured Claim or otherwise alters an Insurer’s coverage defenses; provided further, however, that, subject to Section 3.5(e) below, nothing alters or modifies the duty, if any, that Insurers have to pay Insured Claims covered by the Insurance Contracts and the Insurers’ right to seek payment or reimbursement from the Debtor (or after the Effective Date, the Post-Effective Date Debtor); provided finally, however, the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article XI of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (I) all current and former employees of the Debtor to proceed with any valid workers compensation claims they might have in the appropriate judicial or administrative forum; (II) direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (III) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (A) any valid workers compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an Order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its Insured Claim, and (C) all costs in relation to each of the foregoing; and (IV) the Insurers to cancel any Insurance Contracts, to the extent permissible under applicable non-bankruptcy and bankruptcy law, and in accordance with the terms of the Insurance Contracts (other than on the basis of any outstanding pre-petition claims against the Debtor, the Estate or the Post-Effective Date Debtor arising from or related to such Insurance Contracts);

(c) nothing in this Section 3.5 shall constitute a waiver of any Causes of Action the Debtor, its Estate or the Post-Effective Date Debtor may hold against any Entity, including any Insurers. Nothing in this Section 3.5 is intended to, shall or shall be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a recovery from any Insurer in addition to (but not in duplication of) any Distribution such Holder may receive under the Plan; provided, however, that the Debtor, the Estate, and the Post-Effective Date Debtor do not waive, and expressly reserve their rights to assert that the proceeds of the Insurance Contracts are an Asset and property of the Estate to which they are entitled to the extent that the Debtor is entitled to assert first-party claims pursuant to the terms and conditions of the applicable Insurance Contract;

(d) subject to Section 3.5(e) below, nothing shall modify the scope of, or alter in any other way, the rights and obligations of the Insurers, the Debtor (or, after the Effective Date, the Post-Effective Date Debtor), or any other individual or entity, as applicable, under the Insurance Contracts, and all such rights and obligations shall be determined under the Insurance Contracts and applicable non-bankruptcy law as if the Chapter 11 Case had not occurred, and, for the avoidance of doubt, the Insurers shall retain any and all rights, claims and defenses to liability and/or coverage that they have under the Insurance Contracts, including the right to contest and/or litigate with any party, including the Debtor and the Post-Effective Date Debtor, the existence, primacy and/or scope of liability and/or available coverage under any alleged applicable Insurance Contract; and

(e) any payment, reimbursement or other financial or monetary obligations of the Debtor, the Estate or the Post-Effective Date Debtor owing to the Insurers under the Insurance Contracts, including, but not limited to, reimbursement for payments within a deductible, shall be satisfied solely from existing collateral and/or security, if any, held by the Insurers in the ordinary course and pursuant to the terms of the Insurance Contracts, and to the extent that any such collateral and/or security is insufficient to satisfy any such obligations, the Insurers shall have no recourse to the Debtor, its Estate or the Post-Effective Date Debtor, and hereby waive any and all Claims against, and rights to a Distribution from, the Debtor, the Estate and the Post-Effective Date Debtor; provided, however, that nothing in this Section 3.5(e) shall modify the scope of, or alter in any other way, (i) the rights of the Insurers to assert any setoff and recoupment rights in any proof of claim submitted in accordance with the Bar Date Order, (ii) the rights of any subrogee of an Insurer to assert a claim in accordance with the Bar Date Order, or (iii) the rights and defenses of the Debtor, the Estate, and the Post-Effective Date Debtor with respect to any proofs of claim asserted by the Insurers or a subrogee of an Insurer.

3.6 Provision Governing Allowance and Defenses to Claims. On and after the Effective Date, the Post-Effective Date Debtor shall have all of the Debtor’s and the Estate’s rights under section 558 of the Bankruptcy Code. Nothing under the Plan shall affect the rights and defenses of the Debtor, the Estate and the Post-Effective Date Debtor in respect of any Claim not Allowed by Final Order, including all rights in respect of legal and equitable objections, defenses, setoffs or recoupment against such Claims. The Post-Effective Date Debtor may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made) any claims of any nature whatsoever that the Estate or the Post-Effective Date Debtor may have against the Claim Holder, including, without limitation, Avoidance Actions and Preference Actions, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Post-Effective Date Debtor of any such Claim it may have against such Claim Holder. The Post-Effective Date Debtor may (i) designate any Claim as Allowed at any time from and after the Effective Date and (ii) may designate any Claim as a Disputed Claim and not Allowed at any time from and after the Effective Date until the Claim Objection Deadline.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1 Impaired Classes of Claims Entitled to Vote. Only the votes of Holders of Claims in Classes 3 and 4 shall be solicited with respect to the Plan.

4.2 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2⁄3) in dollar amount and more than one-half (1⁄2) in number of the Claims Allowed for purposes of Plan voting pursuant to the Disclosure Statement Order that have timely and properly voted to accept or reject the Plan.

4.3 Presumed Acceptances by Unimpaired Classes. Class 1 and Class 2 are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Unimpaired Classes are conclusively presumed to have accepted the Plan, and therefore the votes of the Holders of such Claims shall not be solicited.

4.4 Impaired Classes Deemed to Reject Plan. Holders of Subordinated Claims and Interests in Classes 5 and 6 are not entitled to receive or retain any property or interests in property under the Plan. Under section 1126(g) of the Bankruptcy Code, such Holders are deemed to have rejected the Plan, and therefore the votes of such Holders shall not be solicited.

4.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. Because at least one Impaired Class is deemed to have rejected the Plan, the Debtor will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan, the Plan Supplement or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

4.6 Elimination of Vacant Classes. Any Class of Claims that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of a Claim Allowed for purposes of Plan voting pursuant to the Disclosure Statement Order shall be deemed eliminated from the Plan for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V

IMPLEMENTATION OF THE PLAN AND THE PLAN ADMINISTRATOR

5.1 Implementation of the Plan. The Plan will be implemented by, among other things, the appointment of the Plan Administrator, the formation of the Plan Oversight Committee, and the making of Distributions from the Assets, including, without limitation, all Cash and the proceeds, if any, from the Retained Causes of Action, by the Post-Effective Date Debtor in accordance with the Plan and the Plan Administrator Agreement.

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estate, including all claims, rights, Retained Causes of Action and any property acquired by the Debtor under or in connection with the Plan, shall vest in the Post-Effective Date Debtor, free and clear of all Claims, Liens, charges, other encumbrances and Interests.

5.2 Substantive Consolidation. The Debtor seeks authorization, pursuant to section 105 of the Bankruptcy Code, for the Substantive Consolidation of the Debtor and its Estate and Quanergy Perception as of the Petition Date free and clear of all Liens, Claims, Interests, and encumbrances, for all purposes, including the consolidation of assets and liabilities, the solicitation of acceptance of the Plan, and Distributions to Creditors, such that all property of the Estate and Quanergy Perception will be merged and consolidated into, and vested in, the Estate and became the property of the Estate as of the Petition Date, and such that all Assets and liabilities of the Estate include those of Quanergy Perception as of the Petition Date, unless provided otherwise in the Plan with respect to any specific liability or asset, and as such liabilities and Assets are treated in the Plan, attached to the Estate and became the liabilities and Assets of the Estate as of the Petition Date. For the avoidance of doubt, any property vested in the Estate under the Confirmation Order shall be subject to all Claims, Liens, Interests and encumbrances, and priorities concerning the Plan, as the same are provided for in the Plan, and subject to all defenses, Claims, and Avoidance Actions that exist with respect to the same, but only to the extent such Claims, Liens, Interests and encumbrances are otherwise preserved or provided for in the Plan. For the avoidance of doubt, any claim or Cause of Action held by and between the Debtor and its Estate, on the one hand, and Quanergy Perception, on the other hand, shall be cancelled pursuant to the effectuation of the consolidation under the Confirmation Order and all claims and Causes of Action of the Debtor, its Estate or Quanergy Perception are preserved as property of the Debtor and its Estate and shall be transferred to the Post-Effective Date Debtor under the Plan.

5.3 Merger Transaction. The Debtor seeks authorization, pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, to effectuate the Merger Transaction with non-Debtor Quanergy Perception following the Substantive Consolidation. The Merger Transaction contemplates a transaction in which Quanergy Perception will be merged with and into the Debtor, with the Debtor as the surviving entity pursuant to a parent-subsidiary short-form merger under section 253 of the Delaware General Corporate Law (the “DGCL”). Section 253 of the DGCL provides that, where a parent owns 90% or more of all classes of stock of another corporation, the board of the parent can approve a merger of the subsidiary into the parent without holding a meeting of the parent’s stockholders. Accordingly, in accordance with section 253 of the DGCL, the Debtor’s Board adopted resolutions authorizing the entry into the Merger Transaction with Quanergy Perception. The Merger Transaction will be effective upon the filing of the Certificate of Ownership and Merger in the office of the Secretary of State of the State of Delaware.

5.4 The Debtor’s Post-Effective Date Corporate Affairs.

5.4.1 Debtor’s Officers, Directors and Managers. On the Effective Date, the Debtor’s officers, directors and managers shall be terminated automatically without the need for any corporate action or approval and without the need for any corporate filings, and shall have no continuing obligations to the Debtor following the occurrence of the Effective Date.

5.5 Dissolution and Cancellation of the Debtor.

On the Effective Date, the Plan Administrator shall be the sole officer and director of the Post-Effective Date Debtor and appointed to manage the Post-Effective Date Debtor, in consultation with the Plan Oversight Committee, in accordance with the Plan and the Plan Administrator Agreement. Following the implementation of the Plan, the administration and Distribution of the Assets in accordance with the terms of the Plan, and the winding down of the Post-Effective Date Debtor’s affairs, without the need for any further order or action of the Bankruptcy Court, the Post-Effective Date Debtor will be dissolved and its affairs will be wound up in accordance with Delaware law. The Plan Administrator is authorized to take, in consultation with the Plan Oversight Committee, all actions reasonably necessary to dissolve the Post-Effective Date Debtor, and neither the Plan Administrator nor the Post-Effective Date Debtor shall be required to pay any taxes or fees in order to cause such dissolution and termination of the Post-Effective Date Debtor’s existence.

5.6 Plan Administrator.

5.6.1 Appointment; Duties. The Committee, in consultation with the Debtor, shall designate the Person who initially will serve as the Plan Administrator. The identity of the Plan Administrator shall be included in the Plan Supplement.

5.6.2 Plan Administrator Agreement.

(a) Plan Administrator as a Fiduciary. The Plan Administrator shall be a fiduciary of the Estate and the Post-Effective Date Debtor, and shall be compensated and reimbursed for expenses as set forth in, and in accordance with, the Plan Administrator Agreement.

(b) Provisions of the Plan Administrator Agreement and Confirmation Order. The Plan Administrator Agreement and the Confirmation Order shall provide that: (i) the Plan Administrator shall have no duties until the occurrence of the Effective Date, and on and after the Effective Date shall be a fiduciary of the Post-Effective Date Debtor and the Estate; and (ii) if the Plan is withdrawn or otherwise abandoned prior to the occurrence of the Effective Date, the Plan Administrator position shall thereafter be dissolved.

5.6.3 Powers and Duties of Plan Administrator.

(a) General Powers and Duties. From and after the Effective Date, pursuant to the terms and provisions of the Plan and the Plan Administrator Agreement, the Plan Administrator shall, in consultation with the Plan Oversight Committee, be empowered and directed to: (i) take all steps and execute all instruments and documents necessary to make Distributions to Holders of Allowed Claims and to perform the duties assigned to the Plan Administrator under the Plan or the Plan Administrator Agreement; (ii) comply with the Plan and the obligations hereunder; (iii) employ, retain or replace professionals to represent him or her with respect to his or her responsibilities; (iv) object to Claims as provided in the Plan, and prosecute such objections; (v) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or allowance of any Claim; (vi) establish, replenish or release any reserves as provided in the Plan, as applicable; (vii) exercise such other powers as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administrator Agreement or any other Order of the Bankruptcy Court, including the Confirmation Order, or otherwise act on behalf of and for the Debtor and the Post-Effective Date Debtor from and after the Effective Date; (viii) file applicable tax returns for the Debtor; (ix) liquidate any of the Assets; and (x) subject to approval by the Plan Oversight Committee, prosecute, compromise, resolve or withdraw any of the Retained Causes of Action. The Plan Administrator may, without the need for further Court approval, retain legal counsel and financial advisors to advise him or her in the performance of his or her duties, which counsel and advisors may be counsel and advisors for the Debtor or the Committee.

(b) Distributions. Pursuant to the terms and provisions of the Plan and the Plan Administrator Agreement, the Plan Administrator shall make the required Distributions specified under the Plan and in accordance with the Plan.

5.6.4 Compensation of the Plan Administrator. The Plan Administrator’s compensation, on a Post-Effective Date basis, shall be described in the Plan Supplement.

5.6.5 Indemnification of the Plan Administrator and Related Parties. The Debtor and the Post-Effective Date Debtor shall indemnify and hold harmless: (i) the Plan Administrator (solely in his or her capacity as such); (ii) the Plan Administrator Professionals; and (iii) the Plan Oversight Committee and Plan Oversight Committee Members (solely in their capacity as such) (collectively, the “Indemnified Parties”), with respect to any and all liabilities, losses, damages, claims, costs and expenses arising out of or due to their post-Effective Date actions or omissions, or consequences of such actions or omissions, taken in connection with the Plan, the Plan Administrator Agreement and the Confirmation Order, other than acts or omissions, or consequences of such post-Effective Date actions or omissions, resulting from such Indemnified Party’s bad faith, willful misconduct (including, without limitation, actual fraud) or gross negligence. To the extent that an Indemnified Party asserts a claim for indemnification as provided above, (i) any payment on account of such claim shall be paid solely from the Estate and (ii) the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Indemnified Party is not entitled to be indemnified therefore) out of the Estate or any insurance. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent of the Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

5.6.6 Insurance. The Plan Administrator shall be authorized to obtain and pay for, out of the funds of the Estate, all reasonably necessary insurance coverage for himself or herself, his or her agents, representatives, employees or independent contractors and the Debtor, including, but not limited to, coverage with respect to: (i) any property that is or may in the future become the property of the Debtor or the Estate; and (ii) the liabilities, duties and obligations of the Plan Administrator and his or her agents, representatives, employees or independent contractors under the Plan Administrator Agreement, the latter of which insurance coverage may remain in effect for a reasonable period of time as determined by the Plan Administrator after the termination of the Plan Administrator Agreement.

5.6.7 Preservation of Retained Causes of Action. Except as expressly set forth in the Plan or the Confirmation Order, the Post-Effective Date Debtor shall retain all Retained Causes of Action and nothing contained in the Plan or the Confirmation Order shall be deemed to be a release, waiver or relinquishment of any such Retained Causes of Action. The Post-Effective Date Debtor or the Plan Administrator, as applicable, shall retain, reserve and be entitled to assert all such Retained Causes of Action as fully as if the Chapter 11 Case had not been commenced, and all of the Post-Effective Date Debtor’s legal and equitable rights respecting any Claim that is not specifically waived or relinquished by the Plan, the Confirmation Order, or any Final Order (including settlement or other agreements authorized thereby) may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced. Except as provided below, recovery, if any, on a Retained Cause of Action against any of the Debtor’s and Quanergy Perception’s officers and directors serving as of the Petition Date (collectively, the “Current D&Os”) shall be limited to the amount of insurance coverage, if any, provided under any applicable Insurance Contract. Specifically, and subject to the exceptions below, (i) no Person or Entity shall have a right to recover the amount of any settlement or judgment arising out of the Retained Causes of Action against a Current D&O outside or in excess of the available insurance amounts under any applicable Insurance Contract, and (ii) no Person or Entity other than the applicable insurers under the applicable Insurance Contracts shall be potentially responsible for payment of any settlement or judgment arising out of the Retained Causes of Action against the Current D&Os; provided that the Current D&Os liability for the Retained Causes of Action shall not be waived or released, and a Person or Entity may commence an action to impose liability and seek to collect on any settlement or judgment against the Current D&Os arising out of any Retained Cause of Action for the limited and sole purpose of triggering coverage under any applicable Insurance Contract;; provided further, however, that recovery on a Retained Cause of Action against any of the Current D&Os will not be limited to the amount of insurance coverage provided under any applicable Insurance Contract if (i) insurance coverage is not available to the Current D&Os under any applicable Insurance Contract because coverage is excluded or coverage is denied with respect to any Retained Causes of Action against the Current D&Os, (ii) the Current D&Os fail to provide reasonable cooperation, as required under the terms of any applicable Insurance Contract or applicable law, with any litigation in which they are a named defendant or identified as a third party witness, including, without limitation, with respect to reasonable requests for document production or any other discovery requests, (iii) any Retained Causes of Action against the Current D&Os arises from criminal acts, willful misconduct, actual fraud, gross negligence, or any other conduct for which coverage may be excluded under the terms of an applicable Insurance Contract. Neither the foregoing limitations on recovery from the Current D&Os nor anything else in this Plan shall impair or affect the existing rights of any insurer to enforce the terms of the Insurance Contract consistent with applicable law.

5.7 Plan Oversight Committee.

5.7.1 Creation of the Plan Oversight Committee. On or before ten (10) days prior to the commencement of the Confirmation Hearing and subject to Bankruptcy Court approval in connection with Confirmation of the Plan, the Committee shall designate the Plan Oversight Committee Members, which members shall be reasonably acceptable to the Debtor. Each Plan Oversight Committee Member shall be authorized to act in accordance with the Plan and the Plan Administrator Agreement. Plan Oversight Committee Members shall be entitled to compensation as provided under the Plan Administrator Agreement and reimbursement of actual, reasonable expenses incurred in the course of discharging their responsibilities as Plan Oversight Committee Members if such expenses have been approved by the Plan Administrator prior to being incurred. For the avoidance of doubt, Plan Oversight Committee Members shall not be entitled to reimbursement of fees and expenses of such Plan Oversight Committee Members’ legal counsel or other professional advisors.

5.7.2 Standing of the Plan Oversight Committee. The Plan Oversight Committee shall have independent standing to appear and be heard in the Bankruptcy Court as to any matter relating to the Plan, the Plan Administrator Agreement, the Estates or the Post-Effective Date Debtor, including any matter as to which the Bankruptcy Court has retained jurisdiction pursuant to Article X of the Plan.

5.7.3 Function and Duration of the Plan Oversight Committee. The Plan Oversight Committee shall have the rights and responsibilities set forth in the Plan and the Plan Administrator Agreement, including instructing and supervising the Plan Administrator with respect to its responsibilities under the Plan and the Plan Administrator Agreement. The Plan Oversight Committee shall remain in existence until such time as the final Distributions under the Plan have been made.

5.7.4 Recusal of Plan Oversight Committee Members. A Plan Oversight Committee Member shall recuse itself from any discussions, decisions or deliberations regarding actions taken or proposed to be taken by the Plan Administrator with respect to the Claims, Retained Causes of Action or rights of such Plan Oversight Committee Member, the entity appointing such Plan Oversight Committee Member, or any affiliate of the foregoing.

5.8 Funding of Reserves.

5.8.1 Professional Fee Reserve. On the Effective Date, the Plan Administrator shall establish the Professional Fee Reserve as set forth in Section 11.2 of the Plan.

5.8.2 Other Reserves. The Plan Administrator shall use Cash to establish and administer any other necessary reserves that may be required to effectuate the Plan and the Distributions to Holders of Allowed Claims hereunder or the Plan Administrator Agreement, including the Disputed Claims Reserve.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1 Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtor that have not been assumed, assumed and assigned, or rejected, prior to the Effective Date, or are not subject to a motion to assume or reject Filed before the Effective Date, shall be deemed rejected pursuant to the Confirmation Order, as of the Effective Date, other than the Insurance Contracts. For the avoidance of doubt, any post-petition consulting or transition services agreements shall not be deemed rejected as of the Effective Date. Any Creditor asserting a Rejection Claim shall File a proof of claim with the Debtor’s claims and noticing agent, Stretto, Inc. (“Stretto”) (i) electronically, through the online proof of Claim Form available at https://Cases.Stretto.com/Quanergy/File-A-Claim/ or (ii) by First-Class Mail, Hand Delivery or Overnight Mail at the applicable address below, within thirty (30) days of the Effective Date, and shall also serve such proof of claim upon the Plan Administrator.

If by First-Class Mail, Hand Delivery or Overnight Mail:

Quanergy Systems Claims Processing

c/o Stretto

410 Exchange, Suite 100

Irvine, CA 92602

6.2 Rejection Claims. Any Rejection Claims arising from the Plan that are not timely Filed pursuant to Section 6.1 of the Plan shall be forever disallowed and barred. If one or more Rejection Claims are timely Filed pursuant to Section 6.1 of the Plan, the Post-Effective Date Debtor may File an objection to any Rejection Claim on or prior to the Claim Objection Deadline.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1 Interest on Claims. Except to the extent provided in section 506(b) of the Bankruptcy Code, the Plan or the Confirmation Order, post-petition interest, penalties or fees shall not accrue or be paid on Allowed Claims, and no Holder of an Allowed Claim shall be entitled to interest accruing on any Allowed Claim from and after the Petition Date.

7.2 Distributions by Post-Effective Date Debtor. The Plan Administrator or its designee, on behalf of the Post-Effective Date Debtor, shall serve as the disbursing agent under the Plan with respect to Distributions to Holders of Allowed Claims (provided that the Post-Effective Date Debtor may hire professionals or consultants to assist with making Distributions). The Post-Effective Date Debtor shall make all Distributions required to be made to such Holders of Allowed Claims pursuant to the Plan, the Confirmation Order and the Plan Administrator Agreement. The Post-Effective Date Debtor shall not be required to give any bond or surety or other security for the performance of the Plan Administrator’s duties as disbursing agent unless otherwise ordered by the Bankruptcy Court.

7.3 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the initial distribution date by the Post-Effective Date Debtor. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of the Plan and the Plan Administrator Agreement. No Distribution shall be made on account of, without limitation, any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date; (ii) is listed in the schedules as contingent, unliquidated, disputed or in a zero amount, and for which a proof of claim has not been timely Filed; or (iii) is evidenced by a proof of claim that has been amended by a subsequently Filed proof of claim.

7.4 Means of Cash Payment.

(a) Cash payments under the Plan shall be made, at the option, and in the sole discretion, of the Post-Effective Date Debtor, by wire, check or such other method as the Post-Effective Date Debtor deems appropriate under the circumstances. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Post-Effective Date Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Post-Effective Date Debtor shall be null and void if not cashed within ninety (90) days of the date of the issuance thereof. Requests for reissuance of any check within ninety (90) days of the date of the issuance thereof shall be made directly to the Post-Effective Date Debtor.

(b) For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

7.5 Fractional Distributions. Notwithstanding anything in the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

7.6 De Minimis Distributions. Notwithstanding anything to the contrary contained in the Plan, the Post-Effective Date Debtor shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $100. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $100 shall be forever barred from asserting such Claim against the Estate.

7.7 Delivery of Distributions. All Distributions to Holders of Allowed Claims shall be made at the address of such Holder as set forth in the claims register maintained in the Chapter 11 Case (subject to, after the Effective Date, a change of address notification provided by a Holder in writing in a manner reasonably acceptable to the Post-Effective Date Debtor) or, in the absence of a Filed-proof of claim, the Schedules. If a Distribution is returned as undeliverable, the Post-Effective Date Debtor shall have no affirmative obligation to locate such current address. If the Post-Effective Date Debtor cannot determine, or is not notified in writing of, a Holder’s then-current address within ninety (90) days after the Effective Date or does not receive a request for reissuance of any check within ninety (90) days of the date of the issuance, the Distribution reserved for such Holder shall be deemed an unclaimed Distribution. The responsibility to provide the Post-Effective Date Debtor a current address of a Holder of Claims shall always be the responsibility of such Holder. Except as set forth above, nothing contained in the Plan shall require the Post-Effective Date Debtor to attempt to locate any Holder of an Allowed Claim. Amounts in respect of undeliverable Distributions made by the Post-Effective Date Debtor shall be held in trust on behalf of the Holder of the Allowed Claim to which they are payable by the Post-Effective Date Debtor until the earlier of the date that such undeliverable Distributions are claimed by such Holder and ninety (90) days after the date the undeliverable Distributions were made. The Post-Effective Date Debtor is entitled to, but shall have no obligation to, recognize the sale or transfer of any Claim that occurs after the Confirmation Date.

7.8 Withholding, Payment and Reporting Requirements with Respect to Distributions. All Distributions under the Plan shall, to the extent applicable, comply with all tax withholding, payment and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Distributions shall be subject to any such withholding, payment and reporting requirements. The Post-Effective Date Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment and reporting requirements. The Post-Effective Date Debtor may require, in the Post-Effective Date Debtor’s sole and absolute discretion and as a condition to the receipt of any Distribution, that the Holder of an Allowed Claim complete and return to the Post-Effective Date Debtor the appropriate Form W-8 or Form W-9, as applicable, to each Holder. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution, and including, in the case of any Holder of a Disputed Claim that has become an Allowed Claim, any tax obligation that would be imposed upon the Estate in connection with such Distribution; and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Post-Effective Date Debtor for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Estate in connection with such Distribution.

7.9 Setoffs. The Post-Effective Date Debtor may, but shall not be required to, set off against any Claim, any payments, Retained Causes of Actions or other Distributions to be made by the Post-Effective Date Debtor pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor or the Estate may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, the Estate or the Post-Effective Date Debtor of any such claim that it may have against such Holder, provided further, that if the Post-Effective Date Debtor sets off any Avoidance Action or Retained Cause of Action against the recovery to any Holder of a Claim pursuant to this Section 7.9, the Post-Effective Date Debtor shall not be deemed to have impaired, estopped, waived, or released any rights to prosecute the same such Avoidance Action or Retained Cause of Action against any other Person or Entity.

7.10 No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.

7.11 Allocation of Distributions. All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

7.12 Forfeiture of Distributions. If the Holder of an Allowed Claim fails to cash a check payable to it within the time period set forth in Section 7.4(a) of the Plan, fails to claim an undeliverable Distribution within the time limit set forth in Section 7.7 of the Plan, or fails to complete and return to the Post-Effective Date Debtor the appropriate Form W-8 or Form W-9 within 120 days of the written request by the Post-Effective Date Debtor for the completion and return to it of the appropriate form pursuant to Section 7.8 of the Plan, then such Holder shall be deemed to have forfeited its right to any Distributions from the Estate (or the proceeds thereof) and the Post-Effective Date Debtor. The forfeited Distributions shall become unrestricted Assets, and shall be redistributed to Holders of Allowed Claims in accordance with the terms of the Plan after reserving as necessary for payment of expenses of the Plan Administrator and otherwise in compliance with the Plan and the Plan Administrator Agreement. In the event the Post-Effective Date Debtor determines, in the Post-Effective Date Debtor’s sole discretion, that any such amounts are too small in total to economically redistribute to the Holders of Allowed Claims, the Post-Effective Date Debtor may instead donate such amounts to a charitable organization(s), free of any restrictions thereon, notwithstanding any federal or state escheat laws to the contrary.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO

8.1 Claims Administration Responsibility. Except as otherwise specifically provided in the Plan and the Plan Administrator Agreement, after the Effective Date, the Post-Effective Date Debtor shall have the authority (a) to file, withdraw or litigate to judgment objections to Claims; (b) to settle, compromise or Allow any Claim or Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; (c) to amend the Schedules in accordance with the Bankruptcy Code; and (d) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. Any agreement entered into by the Post-Effective Date Debtor in accordance with the terms of the Plan and the Confirmation Order with respect to the allowance of any Claim shall be conclusive evidence and a final determination of the Allowance of such Claim.

8.2 Claim Objections. All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims, which Professional Fee Claims shall be governed by Section 11.2 of the Plan) shall be Filed on or before the Claim Objection Deadline, which date may be extended by the Bankruptcy Court upon a motion Filed by the Post-Effective Date Debtor on or before the Claim Objection Deadline with notice only to those parties entitled to notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002 as of the Filing of such motion. The Filing of a motion to extend the Claim Objection Deadline shall automatically extend the Claim Objection Deadline until a Final Order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claim Objection Deadline is denied, the Claim Objection Deadline shall be the later of the then-current Claim Objection Deadline (as previously extended, if applicable) or thirty (30) days after entry of a Final Order denying the motion to extend the Claim Objection Deadline.

8.3 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, no payments or Distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by a Final Order, and the Disputed Claim has become an Allowed Claim. To the extent that a Claim is not a Disputed Claim but is held by a Holder that is or may be liable to the Debtor or the Post-Effective Date Debtor on account of a Retained Cause of Action, no payments or Distributions shall be made with respect to all or any portion of such Claim unless and until such Claim and liability have been settled or withdrawn or have been determined by Final Order of the Bankruptcy Court or such other court having jurisdiction over the matter.

8.4 Estimation of Contingent or Unliquidated Claims. The Post-Effective Date Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute the Allowed amount of such Claim. All of the Claims objection, estimation and resolution procedures in this Section 8 of the Plan are cumulative and are not necessarily exclusive of one another.

8.5 Amendments to Claims. On or after the Effective Date, a Claim may not be Filed or amended to increase liability or to assert new liabilities without the prior authorization of the Bankruptcy Court or the Post-Effective Date Debtor and any such new or amended Claim Filed without prior authorization shall be deemed disallowed in full and expunged without any further action. Any Claims Filed after the applicable deadlines in the Bar Date Order or the Plan shall be automatically deemed disallowed in full and expunged without further action, unless otherwise ordered by the Bankruptcy Court.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE

9.1 Conditions to the Occurrence of the Effective Date. The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived, as applicable, pursuant to Section 9.2 of the Plan:

(a) the Bankruptcy Court shall have entered the Confirmation Order, confirming the Plan and approving the Substantive Consolidation of the Debtor and Quanergy Perception and the Debtor’s subsequent entry into the Merger Transaction;

(b) the Confirmation Order shall not be subject to any stay;

(c) the Plan Administrator Agreement shall have been executed, and a Plan Administrator and Plan Oversight Committee shall have been appointed;

(d) the Professional Fee Reserve shall be funded in Cash pursuant to and in accordance with Sections 5.6 and 11.2 of the Plan in an amount agreed to by the Debtor and the Committee or, if there is a dispute concerning the amount of the funding required, in an amount fixed by the Bankruptcy Court; and

(e) all actions, documents, and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to the Debtor and the Committee, and such actions, documents, and agreements shall be effective or executed and delivered.

9.2 Waiver of Conditions to the Occurrence of the Effective Date. The conditions to the Effective Date set forth in Section 9.1 of the Plan, other than 9.1(a) of the Plan, may be waived by the Debtor at any time without further Order.

9.3 Effect of Non-Occurrence of Conditions to the Effective Date. If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Sections 9.1 and 9.2 of the Plan, the Debtor reserves all rights to seek an order from the Bankruptcy Court directing that the Confirmation Order be vacated. If the Confirmation Order is vacated pursuant to this Section 9.3 of the Plan, (i) the Plan shall be null and void in all respects; and (ii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims or any Interests, or (b) prejudice in any manner the rights of the Debtor, the Estate or any other Person or Entity.

ARTICLE X

RETENTION OF JURISDICTION

10.1 Scope of Retained Jurisdiction. Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to do the following:

(a) allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status of any Claim not otherwise Allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims;

(b) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

(c) hear and determine all matters with respect to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required cure or the liquidation or allowance of any Claims arising therefrom;

(d) effectuate performance of and payments under the provisions of the Plan and any agreement or order of the Bankruptcy Court with respect to the sale of the Assets prior to the Effective Date and enforce remedies upon any default under the Plan and any such sale agreement or order;

(e) hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters that are pending as of the Effective Date, that are arising out of, under or related to, the Chapter 11 Case, including, without limitation, the Retained Causes of Action;

(f) enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created, executed or contemplated in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(h) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any Order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

(j) enter and implement such Orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, any agreement or Final Order of the Bankruptcy Court, or any contract, instrument, release or other agreement or document created, executed or contemplated in connection with any of the foregoing documents and Orders;

(l) enforce, interpret and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(m) except as otherwise limited herein, recover all Assets of the Debtor, wherever located;

(n) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(o) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p) resolve any cases, controversies, suits or disputes related to the Estates, including, but not limited to, the Assets; and

(q) enter a Final Decree closing the Chapter 11 Case.

10.2 Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 10.1 of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Administrative Claims Bar Date. All requests for payment of an Administrative Claim (other than a Section 503(b)(9) Claim) arising on or after the Petition Date must be Filed with the Bankruptcy Court and served on counsel to the Plan Administrator, counsel to the Post-Effective Date Debtor, and counsel to the U.S. Trustee no later than thirty (30) days after the Effective Date. In the event of an objection to allowance of an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

11.2 Professional Fee Claims. (a) All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on counsel to the Plan Administrator, counsel to the Post-Effective Date Debtor and counsel to the U.S. Trustee no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such applications must be Filed and served on counsel to the Plan Administrator, counsel to the Post-Effective Date Debtor, counsel to the Committee, counsel to the U.S. Trustee and the requesting Professional in accordance with the procedures established in the Bankruptcy Code, the Bankruptcy Rules, and prior orders, including the Interim Compensation Order; and (b) all Professional Fee Claims shall be paid by the Estate to the extent approved by Order of the Bankruptcy Court within five (5) Business Days from entry of such Order. On or before the Effective Date, the Debtor shall establish the Professional Fee Reserve, which shall only be used to pay Professional Fee Claims, unless and until all Professional Fee Claims have been paid in full, otherwise satisfied or withdrawn. The Professional Fee Reserve shall vest in the Estate and shall be maintained by the Post-Effective Date Debtor in accordance with the Plan and the Plan Administrator Agreement. The Estate shall fund the Professional Fee Reserve on the Effective Date in an amount that is agreed upon by the Debtor and the Committee and that approximates, as of the Effective Date, the total projected amount of unpaid Professional Fee Claims. If the Debtor and the Committee are unable to agree on the amount in which the Professional Fee Reserve is to be funded, the Debtor and the Committee shall submit the issue to the Bankruptcy Court, which, following notice and a hearing, shall fix the amount of the required Professional Fee Reserve. Any excess funds in the Professional Fee Reserve shall be released back to the Estate to be used for other purposes consistent with the Plan and the Plan Administrator Agreement.

11.3 Payment of Statutory Fees; Filing of Quarterly Reports. All fees payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Estate, the Post-Effective Date Debtor and the Plan Administrator in the ordinary course. The Post-Effective Date Debtor and the Plan Administrator shall have the obligation to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed, dismissed or converted. The Debtor shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file any proofs of claim with respect to quarterly fees payable pursuant to section 1930 of title 28 of the United States Code. The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Plan. After the Effective Date, the Post-Effective Date Debtor and the Plan Administrator shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due.

11.4 Dissolution of Committee. On the Effective Date, the Committee shall dissolve and all members, ex officio members, employees, attorneys, financial advisors, other Professionals or other agents thereof shall be released from all rights and duties arising from or related to the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the Committee’s attorneys and financial advisors and other agents shall terminate, provided, however, that the Committee shall continue in existence and its Professionals shall continue to be retained with respect to (i) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) any appeals of the Confirmation Order.

11.5 Modifications and Amendments.

(a) The Debtor may alter, amend or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. All alterations, amendments or modifications to the Plan must comply with section 1127 of the Bankruptcy Code. The Debtor shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or Order of the Bankruptcy Court. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim of such Holder.

(b) After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtor or the Post-Effective Date Debtor, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan. Such proceedings must comply with section 1127 of the Bankruptcy Code. To the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim of such Holder.

11.6 Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted, is valid and enforceable pursuant to its terms.

11.7 Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor or assign of such Entity.

11.8 Post-Effective Date Compromises and Settlements. From and after the Effective Date, the Post-Effective Date Debtor may compromise and settle Claims against the Debtor and the Estate, as well as the Retained Causes of Action, without any further approval by or notice to the Bankruptcy Court.

11.9 Binding Effect of the Plan. Upon the Effective Date, section 1141 of the Bankruptcy Code shall become applicable with respect to the Plan and the Plan shall be binding on all parties to the fullest extent permitted by section 1141(a) of the Bankruptcy Code.

11.10 Injunction.

(a) Injunction Relating to Releases. Effective as of the Effective Date, all Persons that hold, have held, or may hold a Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy, or liability of any nature whatsoever, that is released or exculpated pursuant to the Plan and Disclosure Statement (the “Released Claims”), shall be permanently, forever and completely stayed, restrained, prohibited, barred, and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such Released Claims (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, any judicial, arbitral, administrative, or other proceeding) on account of the Released Claims in any forum, (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order on account of the Released Claims, (iii) creating, perfecting, or in any way enforcing in any matter, directly or indirectly, any lien on account of the Released Claims, (iv) setting off (except to the extent such setoff was exercised prior to the Petition Date), seeking reimbursement or contribution from, or subrogation against, directly or indirectly, any amount against any liability or obligation owed to any Person on account of the Released Claims.

(b) Injunction to Protect Plan Assets. Except as otherwise expressly provided for in the Plan or the Disclosure Statement, or to the extent necessary to enforce the terms and conditions of the Plan, the Confirmation Order, or a separate Order of the Bankruptcy Court, all Persons and Entities who have held, hold, or may hold Claims Against or Interests in the Debtor shall be permanently enjoined from taking any of the following actions against any of the Assets to be distributed under the Plan on account of any such Claims or Interests: (i) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or Order; (ii) creating, perfecting, or enforcing any Lien; (iii) asserting a setoff (except to the extent such setoff was exercised prior to the Petition Date), or the right of subrogation of any kind against any debt, liability, or obligation due to the Debtor; and (iv) commencing or continuing, in any manner or in any place, any action, Cause of Action, or other proceeding against any of the Assets to be distributed under the Plan that does not comply with or is consistent with the provisions in the Plan.

11.11 Releases and Related Matters.

(a) Releases by Debtor. As of the Effective Date, for good and valuable consideration, including the contributions of the Debtor Released Parties in facilitating the administration of the Chapter 11 Case and other actions contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Chapter 11 Case, the Debtor Released Parties are deemed forever released by the Debtor and the Estate, and anyone claiming by or through the Debtor and the Estate, from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, (including any and all Causes of Action under chapter 5 of the Bankruptcy Code), remedies and liabilities whatsoever, including any derivative claims or claims asserted or assertible on behalf of the Debtor and the Estate, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereinafter arising, in law, equity or otherwise, that the Debtor or the Estate would have been legally entitled to assert in their own right or on behalf of the Holder of any Claim or Interest, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, including in any way relating to the Debtor, the Estate, the Chapter 11 Case, the Plan, the Disclosure Statement or related agreements, instruments or other documents in the Chapter 11 Case; provided, however, for the avoidance of doubt, the Retained Causes of Action shall not be released by the Debtor or its Estate; provided, further, that the foregoing provisions of this release in Section 11.11(a) of the Plan shall not operate to waive, release or otherwise impair any Causes of Action arising from criminal acts, willful misconduct, actual fraud, or gross negligence of such applicable Debtor Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; provided, further, that nothing in this Section 11.11(a) of the Plan shall act as a release of a direct claim that any Holder of a Claim or Interest may have against any Released Party.

(b) Releases by Holders of Claims. As of the Effective Date, for good and valuable consideration, including the contributions of the Released Parties in facilitating the administration of the Chapter 11 Case and other actions contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Chapter 11 Case, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action (including any and all Causes of Action under chapter 5 of the Bankruptcy Code), remedies and liabilities whatsoever, including any derivative claims or claims asserted or assertible on behalf of the Debtor and the Estate, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, including in any way relating to the Debtor, the Estate, the Chapter 11 Case, the Plan, the Disclosure Statement or related agreements, instruments or other documents; provided, however, that nothing herein shall be deemed a waiver or release of any right of any such Releasing Parties to receive a Distribution pursuant to the terms of the Plan; provided further, however, that the foregoing provisions of this release in Section 11.11(b) of the Plan shall not operate to waive, release or otherwise impair any Causes of Action arising from criminal acts, willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, notwithstanding anything to the contrary herein, the foregoing release by the Releasing Parties is not, and shall not be deemed to be, in exchange for a waiver of the Debtor’s rights or claims against the Releasing Parties, including the Debtor’s rights to assert setoffs, recoupments or counterclaims, or to object or assert defenses to any Claim or Interest, and all such rights and Claims are expressly reserved.

(c) Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Holder of a Claim in a Class deemed to accept the Plan and each Holder in a Class entitled to vote on the Plan that does not timely submit a Release Opt-Out indicating such Holder’s decision to not participate in the releases set forth in Section 11.11(b) of the Plan, or Files an objection to the releases in Section 11.11(b) of the Plan prior to the deadline to object to Confirmation of the Plan shall be deemed to have voluntarily waived the rights described in Section 1542 of the Civil Code of the State of California.

(d) Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan, or Confirmation Order, no provision shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or (ii) enjoin, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-debtor Person or non-debtor Entity in any forum.

11.12 Exculpation and Limitation of Liability. On the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, to the maximum extent permitted by law, none of the Exculpated Parties shall have or incur any liability to any Person or Entity, including, without limitation, to any Holder of a Claim or an Interest, for any act or omission occurring on or after the Petition Date and prior to or on the Effective Date in connection with, relating to, or arising out of the Chapter 11 Case, the formulation, negotiation, preparation, dissemination, solicitation of acceptances, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Plan Administrator Agreement or any contract, instrument, release or other agreement or document created, executed or contemplated in connection with the Plan, or the administration of the Plan, or the Assets and property to be distributed under the Plan, or for any other act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date; provided, however, that the exculpation provisions of this Section 11.12 shall not apply to acts or omissions constituting actual fraud, willful misconduct or gross negligence by such Exculpated Party, as determined by a Final Order.

11.13 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (including any injunctions or stays contained in or arising from the Plan or the Confirmation Order), shall remain in full force and effect.

11.14 Revocation, Withdrawal or Non-Consummation. The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent chapter 11 plans. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims) and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtor, or any Avoidance Actions, Retained Causes of Action or other Claims by or against the Debtor or any Entity, (ii) prejudice in any manner the rights of any Debtor or any Entity in any further proceedings involving the Debtor or (iii) constitute an admission of any sort by the Debtor or any other Entity.

11.15 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

11.16 Headings. The headings of articles, paragraphs and subparagraphs of the Plan are inserted for convenience only and shall not affect the interpretation of any provision of the Plan.

11.17 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), and except as otherwise provide herein, the laws of (a) the State of Delaware shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents or instruments) any agreements, documents and instruments executed in connection with the Plan and (b) the laws of the state of formation of the Debtor shall govern corporate governance matters with respect to the Debtor; in each case without giving effect to the principles of conflicts of law thereof.

11.18 Notices. Following the Effective Date, all pleadings and notices Filed in the Chapter 11 Case shall be served solely on (i) the Post-Effective Date Debtor and their counsel, (ii) the U.S. Trustee, (iii) any party whose rights are affected by the applicable pleading or notice and (iv) any party Filing a request with the Bankruptcy Court in the Chapter 11 Case to receive notices and papers in the Chapter 11 Case following the Effective Date.

11.19 Preservation of Retained Causes of Action.

11.19.1 Vesting of Causes of Action.

(a) Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Retained Causes of Action that the Debtor may hold against any Person or Entity shall vest upon the Effective Date in the Post-Effective Date Debtor.

(b) Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Post-Effective Date Debtor shall have the exclusive right to institute, prosecute, abandon, settle or compromise any Retained Causes of Action, in accordance with the terms of the Plan and the Plan Administrator Agreement and without further order of or notice to the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding Filed in the Chapter 11 Case.

11.19.2 Reservation of Causes of Action. Unless a Retained Cause of Action against a Holder or other Person or Entity is expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order or any Final Order, the Debtor, the Estate and the Post-Effective Date Debtor expressly reserve such Retained Cause of Action for later adjudication by the Post-Effective Date Debtor, including, without limitation, Retained Causes of Action of which the Debtor may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtor at this time or facts or circumstances that may change or be different from those the Debtor now believes to exist. Therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise), laches or the like, shall apply to such Retained Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, Plan, or Confirmation Order, except where such Retained Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order, a Final Order of the Bankruptcy Court or, following the Effective Date, in a written agreement duly executed by the Post-Effective Date Debtor which agreement, by its terms, is not subject to Bankruptcy Court approval.

11.20 Bar Date Order. Nothing herein extends or otherwise modifies a bar date established in the Bar Date Order or other Final Order of the Bankruptcy Court.

11.21 Section 1146 Exemption. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the re-vesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or any similar tax or fee.

11.22 Conflicts with the Plan. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement and any Order in the Chapter 11 Case, or any other agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence; provided, however, that the Confirmation Order shall control and take precedence in the event of any inconsistency between the Confirmation Order, any provision of the Plan, and any of the foregoing documents.

11.23 No Stay of Confirmation Order. The Debtor will request that the Bankruptcy Court waive any stay of enforcement of the Confirmation Order otherwise applicable, including, without limitation, pursuant to Bankruptcy Rules 3020(e), 6004(h) and 7062.

ARTICLE XII

REQUEST FOR CONFIRMATION

12.1 Request for Confirmation. The Debtor requests Confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

IN WITNESS WHEREOF, the Debtor has executed the Plan this 3rd day of November, 2023.

By:	/s/ Lawrence Perkins
Lawrence Perkins
Chief Restructuring Officer & President
Quanergy Systems, Inc.